Exhibit 10.1

Annual Incentive Payment Criteria – In Respect of Fiscal Year 2020

Bonus at target (100%) level of achievement of Company Objectives and Individual Objectives is a percentage of base salary to be determined by the Compensation Committee of the Board of Directors (the “Committee”). The maximum bonus that may be earned will not exceed 1.5x target level bonus, even if actual performance exceeds the maximum level for any or all performance goals. A participant in the 2020 annual bonus program must be employed by Calyxt as of December 31, 2020 and as of the payment date in order to receive any bonus under the 2020 annual bonus program unless otherwise provided in a written agreement between Calyxt and the participant. Additionally, all bonuses are subject to “clawback” to the extent required by federal law.

Company Objectives – 50%

Portion of bonus attributable to Company Objectives is weighted as follows: 50% R&D (Measure 1 and 2), 30% Cash Balance (Measure 3) & 20% Revenue (Measure 4). Each Measure 1-4 will be determined by the Committee.  Each Measure 1-4 must achieve at least 50% level for  any bonus amount to be earned under Company Objectives.

With respect to the Company Objectives, the Compensation Committee shall have the authority to determine whether (and by what amount) the actual result used to calculate the achievement of a Measure should be adjusted to account for extraordinary events or circumstances (including, without limitation, overall financial market performance factors relative to assumptions used in establishing target Measures), or should otherwise be adjusted in order to be consistent with the purpose or intent of the 2020 annual performance bonus program.

Multiplier/ Achievement Level	Measure 1 Execution	Measure 2 Innovation	Measure 3 Cash Balance	Measure 4 GAAP Revenue
50%	[Pipeline Advancement Measure]	[Product Innovation Measure]	[Minimum Cash Balance Measure]	[GAAP Revenue Measure]
100%	[Pipeline Advancement Measure]	[Product Innovation Measure]	[Minimum Cash Balance Measure]	[GAAP Revenue Measure]
150%	[Pipeline Advancement Measure]	[Product Innovation Measure]	[Minimum Cash Balance Measure]	[GAAP Revenue Measure]
Weighting of Company Objectives	25%	25%	30%	20%

Individual Objectives – 50%

The Compensation Committee will determine, in its discretion, the level of achievement of the goals identified below and the overall achievement of the Individual Objectives, with a multiplier of 0.7x to 1.5x based on performance.

Specific individual measures will be determined by the Committee drawn from the categories identified below, together with individual weighting of such Individual Measure.

Individual Measures

•Internal & External Communications Achievement / Advancement

•Financial Reporting Achievement / Advancement

•Information Technology Achievement / Advancement

•Research and Development Achievement / Advancement

•Safety & Compliance Achievement / Advancement

•Leadership Achievement / Advancement

•Risk Management Achievement / Advancement

•Intellectual Property Achievement / Advancement